EXHIBIT 99.1

Medbox Generates 102% Increase in Revenue
for Fiscal 2013

Company increases inventory, expands sales and marketing infrastructure, to set the stage for additional growth

LOS ANGELES, Calif., April 1, 2014 /PRNewswire/ -- Medbox, Inc. (OTC Markets: MDBX) (www.medbox.com), a leader in providing consulting services and patented medicine storage and dispensing systems to the medical and retail industries, today announced record full-year revenue. Medbox included its audited numbers for the year ended December 31, 2013 in its amended Form 10 filing with the Securities and Exchange Commission.

Recent Operational highlights:

•	On March 24, 2014, the Form 10 registering Medbox’s shares of common stock became effective with the Securities and Exchange Commission and Medbox is now a fully-reporting public company.

•
The Company added public company experience, naming Thomas Iwanski as CFO, Matt Feinstein at Vice President, and also Netflix co-founder and former Redbox president Mitch Lowe as the Company’s first independent director.

•	Medbox unveiled a first-of-its-kind, patented dispensing safe, called the “Secure Safe” for use in the marijuana sector.

•
Medbox joined the medical marijuana lobbying effort to call for the passage of the “Compassionate Care Act.” This legislation legalizes the possession, manufacture, use, delivery, transfer, transport or administration of medical marijuana by a certified patient or designated caregiver.

•
Medbox also expanded its intellectual property portfolio with the confirmation that it has been awarded two additional patents for its Vaporfection brand of products. The patents, awarded to the company’s wholly owned subsidiary, Vaporfection International, Inc., specifically relate to “Vapor Glass™” technology, which features the use of laboratory grade glass encased heating element positioned in the center of the laboratory grade glass heating chamber air pathway, and “Vapor Sense™” technology, that features a touch screen interface linked to an automatic temperature sensing control system.

•	The Company issued a 1 for 1 restricted common dividend in February 2014

 “This was a productive and exciting year for Medbox, and the first 90 days of 2014 have been even more productive,” commented Dr. Bruce Bedrick, Chief Executive Officer of Medbox. “We have solidified our position as the industry leader, and in the last three months we have taken specific steps to improve corporate governance, expand transparency and deliver shareholder value. During the rest of 2014 we will grow organically, taking advantage of the tremendous momentum in the industry. We will also leverage our reputation, presence in the industry, and our relationships to develop new revenue streams. This will be an exciting year for Medbox, its clients and its shareholders.”

Full-year revenues were $5.2 million, a 101.7% increase compared to $2.6 million last year. The increase in revenues was due to primarily the result of recognizing revenue deferred from 2012 related to the completion of contracts for Arizona customers which was delayed by court action that was not resolved until 2013. Gross profit for 2013 was $2.6 million, or 50.5% gross profit margin, compared to gross profit of $1.5 million, or 59.4% gross profit margin for 2012. The change in gross profit margin was due to increased costs related to the build-out of locations for clients and delays in implementing the Arizona program related to the litigation.

Total selling, general and administrative expenses were $3.2 million, or 61.2% of total revenues, compared to total selling, general and administrative expenses of $1.9 million, or 72.5% of total revenues last year. The loss from operations for the year was $(560,000), compared to a loss from operations of $(340,000) last year. Net loss for the year was $(557,000), or $(0.02) per basic and $(0.01) per diluted share, compared to a net loss last year of $(344,000), or $(0.01) per basic and diluted share, last year.

While the Company’s largest operating subsidiary, Medicine Dispensing Systems, remained profitable with a pretax profit of $948,443, the net loss for 2013 included $1.2 million in losses from the parent company’s operations, related primarily to accounting and SEC attorney legal fees (related to the filing of, and subsequent withdrawing of, a Registration Statement on Form S-1, and the filing of a Form 10 registration statement in order to register the common stock of Medbox) and additional legal fees (related to litigation on behalf of Arizona clients to allow them to move forward with dispensary licenses the state of Arizona had awarded). In addition, the Company’s Vaporfection subsidiary, acquired on April 1, 2013, recognized a net loss of $317,000 for nine months of operations.

“Our primary subsidiary, Medicine Dispensing Systems, has been profitable each year since commencing operations in 2010, and remains profitable today,” added Vincent Mehdizadeh, Chairman and Chief Operating Officer of Medbox, Inc. “However, public company costs, expenses related to financing efforts, and legal fees related to Arizona litigation resulted in a net loss for the public company. We do not expect these expenses to impact our 2014 results, however, we are growing our infrastructure in anticipation of future growth, and expect additional fees related to public company costs as the Company pursues a listing on a national exchange.

Fourth Quarter Financial Results

Revenues for the fourth quarter ending December 31, 2013 increased to $423,000 compared to $47,250 for the same period of 2012. The increase in revenues was due to an increased number of contracts signed and initial non-refundable consulting fees. Gross profit for the quarter was $278,000, or 65.7% gross profit margin, compared to a negative gross profit of $(508,000), or (10.8%) negative gross profit margin, in the fourth quarter of 2012.  This was partially due to deferral of some revenue for Arizona contracts from 2012 to 2013 because of Arizona licensing stoppages by their authorities.

Total selling, general and administrative expenses significantly increased by $657,007 in the fourth quarter of 2013 compared to the same period of 2012, this is due to the fact that the Company incurred higher general and administrative expenses related to raising capital and regulatory compliance as described above.

Net loss for the fourth quarter of 2013 was $(513,000) or $(0.02) per basic and $(0.01) per diluted share, compared to a net loss of $(533,000) or $(0.02) per basic and $(0.01) per diluted share for the fourth quarter of 2012.

Balance Sheet

The Company completed the year with $168,000 in cash and $185,000 in marketable securities. As of December 31, 2013, Medbox had approximately $1.3 million in inventory, primarily related to increased capitalized location costs and the addition of almost $200,000 of Vaporfection inventory that was not part of the company in 2012. This represents an approximately three-fold increase in inventory compared to December 31, 2012. Management’s increased inventory levels relate to project activity in Illinois, Arizona and Washington in anticipation of 2014 sales.

Subsequent to the end of the fiscal year, and as referenced in a Form 10a filed with the Securities and Exchange Commission, the Company increased its cash position through sales of stock to accredited investors. As a result of these sales, the Company had approximately $2 million in cash as of March 31, 2014.

About Medbox, Inc:
Medbox is a leader in the development, sales and service of automated, biometrically controlled dispensing and storage systems for medicine and merchandise. Headquartered in Los Angeles, Medbox, through its wholly owned subsidiary, Medicine Dispensing Systems, offers their patented systems, software and consulting services to pharmacies, medical dispensaries and local governments in the U.S. In addition, through its wholly owned subsidiary, Vaporfection International, Inc. (www.vaporfection.com), the company offers an industry award winning medical vaporizer product.

Forward-Looking Statements: The statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, technical advances in the industry as well as political and economic conditions present within the industry. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Medbox, Inc. is a publicly traded company, and is quoted on the OTC Markets, ticker symbol MDBX.

For more information on Medbox, please contact (800) 762-1452 or go online to: http://www.medbox.com.

Contacts:
Investor Relations:
Stephen Hart
Hayden IR
+1- 917-658-7878
hart@haydenir.com

Tables to follow

MEDBOX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012

Revenues, net	$5,223,775	$2,590,579

Cost of revenues	2,587,656	1,051,135

Gross margin	2,636,119	1,539,444

Selling, general and administrative expenses
Selling and marketing	664,383	806,221
Research and development	74,861	176,964
General and administrative	2,456,435	895,798
Total selling, general and administrative expenses	3,195,679	1,878,983

Loss from operations	(559,560)	(339,539)

Other income (expense), net	6,905	(4,948)

Loss before provision for income taxes	(552,655)	(344,487)

Provision for income taxes	4,000	-

Net loss	$(556,655)	$(344,487)

Earnings per share attributable to common stockholders
Basic	$(0.02)	$(0.01)
Diluted	$(0.01)	$(0.01)
Weighted average shares outstanding
Basic	28,971,983	25,119,175
Diluted	44,506,230	55,119,175

See notes to consolidated financial statements.

MEDBOX, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2013 AND 2012

Assets
Current assets:
Cash and cash equivalents	$168,003	$1,026,902
Marketable securities	184,800	-
Accounts receivable	1,864,506	2,052,000
Note receivable	115,000	-
Inventory	1,269,454	416,254
Prepaid expenses and other current assets	89,241	-
Total current assets	3,691,004	3,495,156

Property and equipment, net of accumulated depreciation of $49,192 and 43,491, respectively	169,128	51,018

Investments, at cost	1,200,000	-
Intangible assets, net of accumulated amortization of $32,750	653,959	-
Goodwill	1,090,037	-
Deposits and other assets	98,726	4,850
Total assets	$6,902,854	$3,551,024

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$598,314	$265,737
Deferred revenue	-	1,608,280
Notes payable	75,000	50,000
Related party notes payable	111,794	869,038
Customer deposits	203,186	-
Current portion of long-term debt	-	16,428
Total current liabilities	988,294	2,809,483

Long term-debt, less current portion	-	42,420
Total liabilities	988,294	2,851,903

Stockholders' equity
Preferred stock, $0.001 par value: 10,000,000 authorized; 3,000,000 and 6,000,000 issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	3,000	6,000
Common stock, $0.001 par value: 100,000,000 authorized, 29,525,750 and 27,367,144 issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	29,526	27,367
Additional paid-in capital	6,785,358	1,150,673
Common stock subscribed	(15,000)	(153,250)
Retained earnings (accumulated deficit)	(888,324)	(331,669)
Total stockholders' equity	5,914,560	699,121
Total liabilities and stockholders' equity	$6,902,854	$3,551,024

See notes to consolidated financial statements.